     For Immediate Release
     August 6, 2018

Aleris Reports Second Quarter 2018 Results
CLEVELAND, Ohio – August 6, 2018 – Aleris Corporation today reported results for the three and six months ended June 30, 2018.
Second Quarter Summary

▪
Net loss of $47 million compared to net loss of $2 million in the second quarter of 2017; net income would have been $2 million adjusting for $49 million of debt extinguishment costs associated with the Company’s debt refinancing

▪	Record Adjusted EBITDA of $85 million; up from $66 million in the second quarter of 2017

▪	Improved performance due to strong demand, improved operating performance and a favorable metal environment in North America

▪	Higher global automotive volumes from strong demand and improved operating performance in Europe as well as commercial shipments from new North America automotive assets

▪	Europe unfavorably impacted by expected continued aerospace destocking headwinds and product mix

▪	Asia Pacific aerospace volume growth drove record shipments and segment Adjusted EBITDA

▪	Liquidity of approximately $446 million as of June 30, 2018; completed debt refinancing that substantially increased liquidity and extended debt maturity profile to 2023

▪	After quarter end, announced a definitive agreement for Aleris Corporation to be acquired by Novelis Inc.
Outlook

▪	Third quarter segment income and Adjusted EBITDA expected to be substantially higher than the third quarter of 2017

▪	Commercial shipments from new North America automotive assets are expected to show significant ramp up based on committed volumes; start-up costs expected to decline

▪	Global aerospace volumes expected to benefit from higher aircraft production rates, the anticipated end of customer destocking and recent global, multi-year customer contracts

▪	European automotive volume expected to continue to benefit from new model launches

▪	Favorable year-over-year scrap spreads expected in North America

▪	Continued inflationary cost pressure expected, particularly in freight

“Our strong performance reflects the successful ramp up of multiple growth projects as well as our laser focus on enhancing the reliability of our operations, both of which have positioned us well to fully capitalize on a strong environment,” Sean Stack, Aleris chairman and CEO said. “With our new automotive capabilities at our facility in Lewisport, Kentucky delivering to customers and the benefits of multiple multi-year global aerospace contracts taking effect, we expect to continue our momentum into the next quarter and beyond.”
“As previously announced, Aleris has signed a definitive agreement to be acquired by Novelis, where I am confident that our assets and people will continue to thrive and be successful. The transaction is expected to close in the next 9-15 months.”

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	235	219	444	418
Revenue	$931	$776	$1,733	$1,450
Commercial margin (1)	$368	$326	$693	$620
Segment income	$121	$71	$193	$134
Net loss	$(47)	$(2)	$(42)	$(38)
Adjusted EBITDA (1)	$85	$66	$138	$118
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Second Quarter 2018 Results
Net loss was $47 million in the second quarter of 2018 compared to a net loss of $2 million in the second quarter of 2017. Adjusted EBITDA was $85 million in the second quarter of 2018, up from $66 million in the second quarter of 2017. Second quarter net loss and Adjusted EBITDA were impacted by the following:

▪
improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $13 million. Favorable North America metal spreads, resulting from increased aluminum prices, improved scrap availability and strategic metal purchasing, were partially offset by increased slab and hardener costs in Europe;

▪
a 7 percent increase in volumes, partially offset by a weaker mix of products sold in Europe, increased Adjusted EBITDA approximately $5 million. The volume increase resulted from higher global automotive, North America building and construction and distribution shipments and increased Asia Pacific aerospace volumes. Recent multi-year supply agreements and customer model launches led to the increase in automotive shipments. North America distribution volume increased as sales in the second quarter of 2017 were impacted by a strategic build of inventory in advance of the extended planned outage at our Lewisport facility. The unfavorable mix resulted primarily from a decrease in Europe aerospace shipments due to continued destocking and a weaker mix of aerospace products; and

▪
favorable productivity, resulting from improved operating performance, more than offset labor cost inflation and significantly higher North America freight costs, increasing Adjusted EBITDA approximately $1 million.

In addition, net loss was unfavorably impacted by the following:

▪	debt extinguishment costs of $49 million resulting from the debt refinancing discussed further below;

▪
a $45 million unfavorable change in unrealized derivative gains/losses ($20 million of unrealized losses in the second quarter of 2018 compared to $25 million of unrealized gains in the second quarter of 2017);

▪
an $8 million increase in depreciation expense, as assets related to the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) were placed into service; and

▪	a $3 million increase in interest expense resulting primarily from increased borrowings on the asset-based revolving credit facility and decreased capitalized interest.

These unfavorable changes to net loss were partially offset by:

▪
a $31 million favorable variation in metal price lag ($26 million favorable in the second quarter of 2018 compared to $5 million unfavorable in the second quarter of 2017). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses. Second quarter 2018 metal price lag was primarily related to the substantially higher North America Midwest Premium, which increased approximately 115% from the prior year;

▪
a gain of $12 million related to the bankruptcy reorganization of Real Industry, Inc. In connection with the successor company’s emergence from bankruptcy, we received shares of that entity’s common stock and cash valued at $12 million in the aggregate ($11 million of which was distributed to our stockholders through a special property dividend of such common stock), net of related expenses; and

▪	a $9 million decrease in the tax provision.
In the second quarter of 2018, capital expenditures were $21 million as compared to $55 million in the second quarter of 2017. Expenditures related to the North America ABS Project have declined as that project nears completion.
As of June 30, 2018, Aleris had liquidity of approximately $446 million, which consisted of approximately $377 million of availability under our ABL Facility, $66 million of cash on hand and $3 million of cash restricted for the payment of the China Loan Facility.
North America
North America segment income increased to $72 million in the second quarter of 2018 from $31 million in the second quarter of 2017. Segment Adjusted EBITDA increased to $55 million in the second quarter of 2018 from $36 million in the second quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins and favorable scrap spreads increased segment Adjusted EBITDA approximately $19 million;

▪
a 7 percent increase in volumes increased segment Adjusted EBITDA approximately $4 million. Building and construction volumes increased 4 percent as a result of favorable demand and improved operating performance. Distribution volumes increased 16 percent as prior year sales were affected by a strategic build of inventory in advance of the extended planned outage at our Lewisport facility; and

▪
solid productivity gains and improved operational performance at our non-Lewisport operations helped deliver the solid quarter. Overall for the segment, wage inflation and significantly higher freight costs were partially offset by favorable productivity, resulting from improved operating performance, decreasing segment Adjusted EBITDA approximately $3 million.

In addition to the factors above, segment income was impacted by a $22 million favorable variance in metal price lag.

Europe
Europe segment income was $42 million in the second quarter of 2018 compared to $35 million in the second quarter of 2017. Segment Adjusted EBITDA was $34 million in the second quarter of 2018 compared to $35 million in the second quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
lower rolling margins and increased slab and hardener costs reduced segment Adjusted EBITDA approximately $6 million. Rolling margins were affected by pricing pressure in the aerospace spot market as well as the contractual prices in our multi-year automotive and aerospace supply agreements. Modest slab cost increases resulted from having sourced slab from alternative suppliers because of the sanctions levied against United Company Rusal Plc (“Rusal”);

▪
a 23 percent increase in automotive volumes was offset by a 3 percent decrease in overall aerospace volumes as well as a weaker mix of aerospace products sold, decreasing segment Adjusted EBITDA approximately $1 million. Aerospace volumes were affected by continued supply chain destocking;

▪	productivity gains from improved operational stability and cost optimization more than offset inflation, increasing segment Adjusted EBITDA approximately $4 million; and

▪	the net impact of currency changes increased segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by a $9 million favorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income increased to $7 million in the second quarter of 2018 from $4 million in the second quarter of 2017. Segment Adjusted EBITDA increased to $6 million in the second quarter of 2018 from $4 million in the second quarter of 2017. The primary performance driver for segment income and segment Adjusted EBITDA was an increase in volumes, including a 66 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $2 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close in nine to fifteen months from the date of the definitive agreement, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Debt Refinancing
On June 25, 2018, we completed debt refinancing transactions that:

▪	raised $1,500 million in new debt financing, consisting of (A) a new senior secured first lien term loan of $1,100 million and (B) $400 million of 10.75% senior secured junior priority notes due 2023;

▪	amended the existing asset-based revolving credit facility to increase the borrowing capacity by $150 million, to $750 million; and

▪	redeemed all of the existing senior notes, repaid a portion of its outstanding borrowings under the asset-based revolving credit facility and paid related fees and expenses.
Year-to-Date Results

Key financial highlights for the six months ended June 30, 2018 include:

▪
Revenues of $1,733 million compared to $1,450 million for the prior year period. The increase was primarily attributable to higher average aluminum prices included in our invoiced prices, increased volumes, particularly in global automotive and North America building and construction and distribution, improved rolling margins, and the favorable impact of exchange rates on the translation of revenues.

▪
Net loss of $42 million compared to a net loss of $38 million in the prior year period. Increased debt extinguishment costs, depreciation expense, start-up costs and interest expense were largely offset by favorable metal spreads, a decrease in the provision for income taxes and the gain on the Real Industry bankruptcy reorganization (discussed above).

▪
Adjusted EBITDA increased to $138 million from $118 million in the prior year period. Strong demand, improved operating performance and a favorable metal environment in North America were partially offset by an unfavorable mix of aerospace products sold and a substantial increase in freight costs in North America.

▪
Cash used by operating activities totaled $107 million in the current year compared to cash used by operating activities of $75 million in 2017. The current year cash used by operating activities relates to $57 million of cash from earnings offset by cash used to fund a $164 million increase in net operating assets. The increase in operating assets was primarily due to higher inventory resulting from increased aluminum prices and the ramp-up of production in Lewisport, as well as shorter payables terms in Europe resulting primarily from the sanctions on Rusal.

▪	Capital expenditures decreased to $52 million from $118 million in the prior year period, as expenditures related to the North America ABS Project have declined as that project nears completion.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 6, 2018 at 4:30 p.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization and income and loss from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt, impairment of amounts held in escrow related to the sale of the recycling business and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.

About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues	$930.6	$776.2	$1,732.9	$1,450.4
Cost of sales	829.2	690.0	1,569.0	1,278.6
Gross profit	101.4	86.2	163.9	171.8
Selling, general and administrative expenses	49.9	50.7	100.5	103.5
Restructuring charges	0.9	0.8	1.9	1.2
Losses (gains) on derivative financial instruments	21.3	(12.5)	(12.7)	15.7
Other operating expense, net	0.3	1.0	1.0	2.0
Operating income	29.0	46.2	73.2	49.4
Interest expense, net	34.7	31.3	68.5	58.4
Debt extinguishment costs	48.9	—	48.9	—
Other (income) expense, net	(11.6)	4.6	(11.2)	5.1
(Loss) income before income taxes	(43.0)	10.3	(33.0)	(14.1)
Provision for income taxes	3.9	12.8	9.3	23.5
Net loss	$(46.9)	$(2.5)	$(42.3)	$(37.6)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Segment income:
North America	$71.6	$31.1	$113.1	$55.3
Europe	42.3	35.3	70.6	73.3
Asia Pacific	6.7	4.3	9.1	5.7
Total segment income	120.6	70.7	192.8	134.3

Depreciation and amortization	(34.1)	(25.8)	(68.8)	(51.5)
Other corporate general and administrative expenses	(11.5)	(10.9)	(22.7)	(23.3)
Restructuring charges	(0.9)	(0.8)	(1.9)	(1.2)
Interest expense, net	(34.7)	(31.3)	(68.5)	(58.4)
Unallocated (losses) gains on derivative financial instruments	(20.2)	25.1	13.4	17.4
Unallocated currency exchange losses	(2.5)	(1.4)	(1.3)	(1.5)
Start-up costs	(22.9)	(15.4)	(38.9)	(29.9)
Loss on extinguishment of debt	(48.9)	—	(48.9)	—
Other income, net	12.1	0.1	11.8	—
(Loss) income before income taxes	$(43.0)	$10.3	$(33.0)	$(14.1)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Metric tons of finished product shipped:
North America	140.3	131.4	259.8	245.9
Europe	87.3	82.6	172.7	162.2
Asia Pacific	8.5	6.9	14.9	12.4
Intra-entity shipments	(1.0)	(1.4)	(3.0)	(2.7)
Total metric tons of finished product shipped	235.1	219.5	444.4	417.8

Revenues:
North America	$524.8	$417.4	$939.4	$769.0
Europe	370.8	335.8	735.9	644.8
Asia Pacific	42.4	30.9	74.0	55.1
Intra-entity revenues	(7.4)	(7.9)	(16.4)	(18.5)
Consolidated revenues	$930.6	$776.2	$1,732.9	$1,450.4

Commercial margin(1):
North America	$197.8	$164.4	$360.0	$307.7
Europe	150.1	146.3	300.4	286.5
Asia Pacific	19.8	14.8	32.7	25.3
Total commercial margin(2)	$367.7	$325.5	$693.1	$619.5

Commercial margin per metric ton shipped:
North America	$1,410.1	$1,251.1	$1,386.0	$1,251.1
Europe	1,720.0	1,772.4	1,739.9	1,766.2
Asia Pacific	2,332.4	2,152.2	2,187.9	2,043.4

Segment Adjusted EBITDA(1):
North America(3)	$54.7	$36.4	$88.8	$59.7
Europe	33.7	35.4	60.6	72.7
Asia Pacific	6.4	3.6	8.5	4.5
Corporate	(10.0)	(9.1)	(19.4)	(18.8)
Total Adjusted EBITDA	$84.8	$66.3	$138.5	$118.1

Segment Adjusted EBITDA per metric ton shipped:
North America	$390.2	$277.2	$341.8	$242.7
Europe	385.6	428.7	350.7	447.9
Asia Pacific	748.1	525.2	569.4	367.6
Aleris Corporation	360.8	302.1	311.6	282.7

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended June 30, 2018 and 2017, start-up costs were $19.8 million and $13.9 million, respectively. For the six months ended June 30, 2018 and 2017, start-up costs were $34.3 millionand $26.9 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2018	December 31, 2017
Current Assets
Cash and cash equivalents	$65.9	$102.4
Accounts receivable, net	402.7	245.7
Inventories	701.2	631.2
Prepaid expenses and other current assets	42.8	36.1
Total Current Assets	1,212.6	1,015.4
Property, plant and equipment, net	1,421.5	1,470.9
Intangible assets, net	33.6	34.7
Deferred income taxes	69.5	70.7
Other long-term assets	53.0	52.7
Total Assets	$2,790.2	$2,644.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$331.3	$299.2
Accrued liabilities	153.6	197.4
Current portion of long-term debt	9.1	9.1
Total Current Liabilities	494.0	505.7
Long-term debt	1,937.4	1,771.4
Deferred revenue	71.0	17.0
Deferred income taxes	6.4	4.0
Accrued pension benefits	166.0	170.2
Accrued postretirement benefits	33.6	34.3
Other long-term liabilities	49.4	49.1
Total Long-Term Liabilities	2,263.8	2,046.0
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,219,528 and 32,001,318 shares issued at June 30, 2018 and December 31, 2017, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	425.6	436.3
Retained deficit	(242.9)	(203.4)
Accumulated other comprehensive loss	(150.6)	(140.5)
Total Equity	32.4	92.7
Total Liabilities and Equity	$2,790.2	$2,644.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating activities
Net loss	$(46.9)	$(2.5)	$(42.3)	$(37.6)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	34.1	25.8	68.8	51.5
Provision for deferred income taxes	0.2	8.4	1.8	14.4
Stock-based compensation expense	0.3	0.4	0.7	1.1
Unrealized losses (gains) on derivative financial instruments	20.2	(25.1)	(13.5)	(17.2)
Amortization of debt issuance costs	0.6	0.7	1.3	1.4
Loss on extinguishment of debt	48.9	—	48.9	—
Non-cash gain	(11.1)	—	(11.1)	—
Other	2.7	3.8	2.3	4.7
Changes in operating assets and liabilities:
Change in accounts receivable	(50.1)	(17.4)	(134.5)	(67.8)
Change in inventories	(43.1)	8.7	(104.0)	(58.3)
Change in other assets	20.0	6.5	1.6	6.0
Change in accounts payable	(3.2)	(19.5)	41.7	24.3
Change in accrued and other liabilities	(44.6)	(26.3)	31.4	2.4
Net cash used by operating activities	(72.0)	(36.5)	(106.9)	(75.1)
Investing activities
Payments for property, plant and equipment	(21.4)	(55.4)	(51.5)	(118.0)
Other	0.2	(0.7)	—	(1.1)
Net cash used by investing activities	(21.2)	(56.1)	(51.5)	(119.1)
Financing activities
Proceeds from revolving credit facilities	86.4	141.4	220.3	300.9
Payments on revolving credit facilities	(182.7)	(71.9)	(272.7)	(366.5)
Proceeds from senior secured debt, net of discounts	1,483.0	—	1,483.0	263.8
Payments on senior notes, including premiums	(1,286.7)	—	(1,286.7)	—
Net payments on other long-term debt	(2.0)	(1.8)	(5.8)	(4.1)
Debt issuance costs	(18.4)	—	(18.4)	(1.8)
Other	—	(0.1)	—	(1.2)
Net cash provided by financing activities	79.6	67.6	119.7	191.1
Effect of exchange rate differences on cash, cash equivalents and restricted cash	(2.6)	1.6	(0.7)	2.2
Net decrease in cash, cash equivalents and restricted cash	(16.2)	(23.4)	(39.4)	(0.9)
Cash, cash equivalents and restricted cash at beginning of period	84.8	78.1	108.0	55.6
Cash, cash equivalents and restricted cash at end of period	$68.6	$54.7	$68.6	$54.7

Cash and cash equivalents	$65.9	$52.3	$65.9	$52.3
Restricted cash (included in “Prepaid expenses and other current assets”)	2.7	2.4	2.7	2.4
Cash, cash equivalents and restricted cash	$68.6	$54.7	$68.6	$54.7

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Used by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Adjusted EBITDA	$84.8	$66.3	$138.5	$118.1
Unrealized (losses) gains on derivative financial instruments	(20.2)	25.1	13.5	17.2
Restructuring charges	(0.9)	(0.8)	(1.9)	(1.2)
Unallocated currency exchange losses on debt	(2.4)	(1.3)	(1.3)	(1.3)
Stock-based compensation expense	(0.3)	(0.4)	(0.7)	(1.1)
Start-up costs	(22.9)	(15.4)	(38.9)	(29.9)
Favorable (unfavorable) metal price lag	25.9	(4.7)	34.9	(2.6)
Loss on extinguishment of debt	(48.9)	—	(48.9)	—
Other	10.7	(1.4)	9.1	(3.4)
EBITDA	25.8	67.4	104.3	95.8
Interest expense, net	(34.7)	(31.3)	(68.5)	(58.4)
Provision for income taxes	(3.9)	(12.8)	(9.3)	(23.5)
Depreciation and amortization	(34.1)	(25.8)	(68.8)	(51.5)
Net loss	(46.9)	(2.5)	(42.3)	(37.6)
Depreciation and amortization	34.1	25.8	68.8	51.5
Provision for deferred income taxes	0.2	8.4	1.8	14.4
Stock-based compensation expense	0.3	0.4	0.7	1.1
Unrealized losses (gains) on derivative financial instruments	20.2	(25.1)	(13.5)	(17.2)
Amortization of debt issuance costs	0.6	0.7	1.3	1.4
Loss on extinguishment of debt	48.9	—	48.9	—
Non-cash gain	(11.1)	—	(11.1)	—
Other	2.7	3.8	2.3	4.7
Change in operating assets and liabilities:
Change in accounts receivable	(50.1)	(17.4)	(134.5)	(67.8)
Change in inventories	(43.1)	8.7	(104.0)	(58.3)
Change in other assets	20.0	6.5	1.6	6.0
Change in accounts payable	(3.2)	(19.5)	41.7	24.3
Change in accrued and other liabilities	(44.6)	(26.3)	31.4	2.4
Net cash used by operating activities	$(72.0)	$(36.5)	$(106.9)	$(75.1)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
North America
Segment income	$71.6	$31.1	$113.1	$55.3
(Favorable) unfavorable metal price lag	(16.9)	5.3	(24.3)	4.4
Segment Adjusted EBITDA (1)	$54.7	$36.4	$88.8	$59.7

Europe
Segment income	$42.3	$35.3	$70.6	$73.3
(Favorable) unfavorable metal price lag	(8.6)	0.1	(10.0)	(0.6)
Segment Adjusted EBITDA (1)	$33.7	$35.4	$60.6	$72.7

Asia Pacific
Segment income	$6.7	$4.3	$9.1	$5.7
Favorable metal price lag	(0.4)	(0.7)	(0.6)	(1.2)
Segment Adjusted EBITDA (1)	$6.4	$3.6	$8.5	$4.5

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
North America
Revenues	$524.8	$417.4	$939.4	$769.0
Hedged cost of metal	(310.1)	(258.3)	(555.1)	(465.7)
(Favorable) unfavorable metal price lag	(16.9)	5.3	(24.3)	4.4
Commercial margin	$197.8	$164.4	$360.0	$307.7

Europe
Revenues	$370.8	$335.8	$735.9	$644.8
Hedged cost of metal	(212.1)	(189.6)	(425.5)	(357.7)
(Favorable) unfavorable metal price lag	(8.6)	0.1	(10.0)	(0.6)
Commercial margin	$150.1	$146.3	$300.4	$286.5

Asia Pacific
Revenues	$42.4	$30.9	$74.0	$55.1
Hedged cost of metal	(22.2)	(15.4)	(40.7)	(28.6)
Favorable metal price lag	(0.4)	(0.7)	(0.6)	(1.2)
Commercial margin	$19.8	$14.8	$32.7	$25.3

Aleris Corporation
Revenues	$930.6	$776.2	$1,732.9	$1,450.4
Hedged cost of metal	(537.0)	(455.4)	(1,004.9)	(833.5)
(Favorable) unfavorable metal price lag	(25.9)	4.7	(34.9)	2.6
Commercial margin	$367.7	$325.5	$693.1	$619.5